Exhibit 10.2

Execution Version

AGREEMENT FOR PURCHASE AND SALE

by and among

RED STONE RESOURCES, LLC,

AND

RED STONE OPERATING, LLC,

(“Seller”)

and

PANHANDLE OIL & GAS INC.,

(“Buyer”)

August 24, 2020

Table of Contents

i

ii

Exhibits and Schedules

Exhibit A	Minerals and Lands
Exhibit B	Wells
Exhibit C	Contracts
Exhibit D	Mineral Deed
Exhibit E	Assignment

Schedule 1.03(c)	Working Interests
Schedule 2.01	Allocated Values
Schedule 4.02(c)(i)	Existing Encumbrances
Schedule 5.06	Suits
Schedule 5.08	Environmental
Schedule 5.09	Consents; Preferential Rights
Schedule 5.10	Alienation
Schedule 5.11(a)	Material Contracts
Schedule 5.11(b)	Material Contracts
Schedule 5.11(c)	Material Contracts

iii

AGREEMENT FOR PURCHASE AND SALE

This Agreement for Purchase and Sale (this “Agreement”) is made and entered into this the 24th day of August, 2020 (the “Execution Date”), by and between Red Stone Resources, LLC, an Oklahoma limited liability company, for itself and as successor-in-interest by merger to Macedonia Minerals, LLC, a former Texas limited liability company, and Red Stone Operating, LLC, an Oklahoma limited liability company (collectively, “Seller”) and Panhandle Oil & Gas Inc., an Oklahoma corporation (“Buyer”).  Seller and Buyer are collectively referred to herein as the “Parties,” and Seller and Buyer are sometimes individually referred to herein as a “Party.”

WITNESSETH:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as hereinafter defined), all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer hereby agree as follows:

ARTICLE I.
Assets

Section 1.01Agreement to Sell and Purchase.  Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer.

Section 1.02Assets.  The term “Assets” shall mean all of the right, title and interest of Seller in and to:

(a)all fee mineral interests and lessor royalty interests in all oil, natural gas, coalbed methane and other liquid or gaseous hydrocarbons, as well as their respective constituent products (including condensate, casinghead gas, distillate and natural gas liquids), all non-participating royalty interests (if any) and overriding royalty interests held by Seller in the Lands (as hereinafter defined), and any other minerals, similar or dissimilar, customarily produced in conjunction therewith (all such substances are defined for purposes of this Agreement as a “Mineral” or the “Minerals”), in, on and under or produced and saved from the lands (collectively, the “Lands”) described in Exhibit A attached hereto and from all wells located on the Lands (collectively, the “Wells”), including without limitation, the Wells identified on Exhibit B attached hereto (Seller’s right, title and interest in and to the foregoing described interests being herein individually called a “Mineral Interest” and collectively called the “Mineral Interests”);

(b)(i) all rights of ingress and egress, at all times for the purpose of exploring, drilling, operating for and producing from the Lands for Minerals and removing the same therefrom, and of laying pipelines, storing oil, building tanks, processing and treating plants and facilities, power stations, telephone lines, roads and other structures necessary to produce, save, care for, treat, store, compress, process, and transport said products, attributable to the conveyed interests, and (ii) all rights with respect to the use and occupation of the surface of the Lands and the subsurface depths under the Lands for the sole purpose of development and maintenance of the Mineral Interests; and (iii) the right of ingress and egress across any lands owned or controlled by Seller to the extent such ingress and egress across such lands is reasonable to obtain access for the development and maintenance of the Mineral Interests;

(c)all rights with respect to any pooled, communitized or unitized acreage by virtue of any Mineral Interest being a part thereof, including all production of Minerals from such pool or unit allocated to any such Mineral Interest;

(d)all contracts, agreements, oil and gas or other Mineral leases and other arrangements, to the extent the same relate to the Mineral Interests, including the ones listed on Exhibit C (the “Contracts”);

(e)all executive rights, including the right to execute leases, to the extent such executive rights relate to the Mineral Interests (the “Executive Rights”);

(f)all mineral files, lease files, contract files, abstracts and title opinions, production records, well files, accounting records (but not including general financial accounting or tax accounting records) related to the Assets; and

(g)all proceeds and revenues attributable or allocated to the Assets (including, without limitation, all proceeds and revenues attributable to leasing activities and the production of Minerals produced therefrom) relating to all periods from and after the Effective Date (as defined in Section 3.01).

Section 1.03Excluded Assets.  Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby (collectively, the “Excluded Assets”):

(a)any refund of costs, taxes or other expenses borne by Seller or its predecessors in title attributable to the period prior to the Effective Date;

(b)any and all proceeds and revenues attributable or allocated to the Assets prior to the Effective Date (including, without limitation, proceeds and revenues attributable to production and leasing activities); and

(c)any working interests as set forth on Schedule 1.03(c).

ARTICLE II.
Purchase Price

Section 2.01Purchase Price.  The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Four Million Five Hundred Thirty-Two Thousand One Hundred Ninety-Three Dollars ($4,532,193) (the “Purchase Price”), as adjusted in accordance with the provisions of this Agreement. Solely for the purposes of determining the value of any Title Defect (as defined in Section 4.02), Seller and Buyer have allocated the Purchase Price with respect to the Assets as set forth on Schedule 2.01. The term “Allocated Value” means, with respect to any Mineral Interest or Well, the amount set forth for each of the Mineral Interests and Wells on Schedule 2.01. The Allocated Value for a Well applies to and includes the Mineral Interests to the extent they are associated with such Well. The Allocated Value for a Mineral Interest described on Schedule 2.01 expressly excludes any Mineral Interests that are included with the Allocated Value of a Well. Seller and Buyer agree that such allocation is reasonable and shall not take any position inconsistent therewith without the other party’s consent. Seller and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Purchase Price pursuant to the provisions of Article IV.

Section 2.02Shares for Consideration.  Seller agrees to accept as a credit towards the Purchase Price, shares of common stock in Buyer with an aggregate equivalent value of Two Hundred Fifty Thousand Dollars ($250,000) (the “Shares”). The Shares shall be part of a new offering for shares of Buyer and shall be valued at the initial offer price as of the date of the offering anticipated to be August 27, 2020 (the “Offering”). The Shares received by Seller shall be subject to the same terms and conditions as the other subscribers for the Offering. The number of Shares, in the event of any Purchase Price Adjustment, may be subject to adjustment, as provided for in Section 10.03.

ARTICLE III.
Effective Date

Section 3.01Ownership of Assets.  The ownership of the Assets shall be transferred from Seller to Buyer on the applicable Closing Date (as defined in Section 10.01), but effective as of 12:01 a.m. local time on June 1, 2020 (the “Effective Date”).

ARTICLE IV.
Title Matters

Section 4.01Examination Period.  Following the execution date of this Agreement (the “Execution Date”) until ten (10) days prior to Closing (the “Examination Period”), Seller shall permit Buyer and its representatives to examine, at all reasonable times, in its offices, all abstracts of title, title opinions, title files, ownership maps, division orders, accounting records and agreements pertaining to the Assets insofar as same may now be in existence and in the possession of Seller.

Section 4.02Title Defects.

(a)As used in this Agreement, the term “Title Defect” shall mean: (i) any encumbrance, encroachment, irregularity, or defect in Seller’s ownership of any Asset (expressly excluding Existing Encumbrances, as hereinafter defined) that causes Seller not to have Defensible Title (as hereinafter defined) to such Asset; or (ii) any default by Seller under a lease or other contract or agreement that (A) has an adverse effect on the operation, value or use of any Asset, (B) prevents Seller from receiving the proceeds of production attributable to Seller’s interest in any Asset, or (C) results in cancellation or impairment of Seller’s interest in any Asset.

(b)As used in this Agreement, the term “Defensible Title” means:

(i)with respect to any Asset:

(A)such ownership by Seller in the Mineral Interest underlying the Asset that entitles Seller to not less than the number set forth on Exhibit A as Seller’s “Net Royalty Acres” for such Asset (for purposes of this Agreement, “Net

Royalty Acres” means, as computed separately with respect to each Asset and stated on Exhibit A, (x) the number of gross acres in the Lands covered by such interest multiplied by (y) the Seller’s fractional interest in the Minerals covered by such Asset, multiplied by (z) Seller’s interest in the revenue attributable to such interest, multiplied by eight (8); provided that if items (x) and/or (y) vary as to different areas of lands covered by such Asset, a separate calculation shall be done for each such area);

(B)such ownership by Seller of the Wells underlying the Asset that entitles Seller to not less than the number set forth on Exhibit B as Seller’s “Net Revenue Interest” for such Asset (for purposes of this Agreement, “Net Revenue Interest” shall mean Seller’s interest, expressed as a decimal, in and to the production of hydrocarbons produced, saved, and sold from or allocated to the Wells described on Exhibit B);

(C)is, or at the applicable Closing Date will be, free and clear of all liens and encumbrances, subject to and except for the Existing Encumbrances;

(c)As used in this Agreement, the term “Existing Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i)all existing leases, contracts, agreements, instruments and any matters of record, as set forth on Schedule 4.02(c)(i), to the extent the same do not operate to reduce the Net Royalty Acres of Seller as set forth on Exhibit A or the Net Revenue Interests of Seller as set forth in Exhibit B or interfere with or detract from the ownership of the Assets as they are currently owned;

(ii)any liens or encumbrances released prior to the Closing;

(iii)any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which Seller has agreed to pay pursuant to the terms hereof or which have been prorated pursuant to the terms hereof;

(iv)any obligations or duties to any municipality or public authority affecting the Assets with respect to any franchise, grant, license or permit and all applicable laws, rules, regulations and orders of the United States and the state, county, city and political subdivisions in which the Assets are located and that exercise jurisdiction over such Assets, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Assets (collectively, “Governmental Authority”);

(v)any (A) easements, rights‑of‑way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights‑of‑way on, over or in respect of property owned by Seller or over which

Seller owns rights‑of‑way, easements, permits or licenses, in either case, to the extent the same do not operate to reduce the Net Royalty Acres of Seller as set forth on Exhibit A or the Net Revenue Interests of Seller as set forth in Exhibit B or interfere with the ownership of the Assets as they are currently owned;

(vi)all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens, to the extent such royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens are of record, and other matters of record on or deductions from the proceeds of production related to the Assets in existence as of the Effective Date owned by third parties not to be conveyed hereunder to the extent the same do not operate to reduce the Net Royalty Acres of Seller as set forth on Exhibit A or the Net Revenue Interests of Seller as set forth in Exhibit B or interfere with the ownership of the Assets as they are currently owned; and

(vii)all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas or other Mineral leases or interests therein that are customarily obtained subsequent to such sale or conveyance.

Section 4.03Notice of Title Defects.  Prior to the expiration of the Examination Period, if Buyer discovers any matter that it believes in good faith to constitute a Title Defect, Buyer shall promptly notify Seller of such alleged Title Defect. Such notice shall: (i) be in writing, (ii) describe the alleged Title Defect in reasonable detail, (iii) identify the specific Asset or Assets affected by such alleged Title Defect, (iv) include the value of such alleged Title Defect as estimated by Buyer based on the nature of the alleged Title Defect and the Allocated Value of the Asset, (v) set forth the method of valuation used by Buyer to estimate the value of the alleged Title Defect, and (vi) outline acceptable courses of action to cure the alleged Title Defect. Any matters that may otherwise constitute Title Defects, but of which Buyer has not notified Seller prior to the expiration of the Examination Period, shall be deemed to have been waived by Buyer for all purposes. Upon the receipt of such a notice from Buyer, Seller shall have the option, but not the obligation, to attempt to cure such alleged Title Defect at any time prior to the Closing.

Section 4.04Remedies for Title Defects Not Cured.  In the event that any Title Defect is not cured on or before Closing, Seller shall retain the entirety of the Asset that is subject to such Title Defect, together with all associated Assets, and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Assets (the “Title Defect Amount”). Seller shall then have sixty (60) days after the Initial Closing Date (the “Cure Period”) in which to cure any alleged Title Defect other than the acreage that is the subject of the quiet title action disclosed on Schedules 5.06 and 5.11(c) and pending in Harrison County, Texas (the “Action”). Any Asset so held back on the Initial Closing Date will be conveyed, and Buyer shall purchase the same, on the Delayed Closing Date (which shall become the Closing with respect to such Assets) within ten (10) days following the end of the Cure Period, at which time Seller shall be entitled to the Title Defect Amount, subject to the remedies described below. For avoidance of doubt, the Initial Closing and the Delayed Closing shall each be considered to be separate and distinct transactions notwithstanding that the transactions may be subject to some of the same terms and conditions. In the event that Seller is unable to cure a Title Defect before or on the Delayed Closing Date, then Buyer shall elect to have one of the following remedies apply:

(a)have Seller convey the Asset subject to such Title Defect and the Purchase Price shall be reduced by an amount agreed upon in writing by Buyer and Seller acting reasonably as being the value of such Title Defect, taking into consideration the Allocated Value of the Asset subject to such Title Defect, the portion of such Asset subject to such Title Defect and the legal effect of such Title Defect on the Mineral Interest affected thereby; provided, however, that:

(i)if such Title Defect is the type described in Section 4.02(b)(i)(A), then the reduction to the Purchase Price shall be determined by multiplying the Allocated Value of such Asset by a fraction, the numerator of which is the reduction in the Net Royalty Acres, and the denominator of which is the Net Royalty Acres specified for such Asset on Exhibit A;

(ii)if such Title Defect is the type described in Section 4.02(b)(i)(B), then the reduction to the Purchase Price shall be determined by multiplying the Allocated Value of such Asset by a fraction, the numerator of which is the remainder of (x) the Net Revenue Interest in and to the Asset as set forth on Exhibit B minus (y) the actual Net Revenue Interest in and to the Asset, and the denominator of which is the Net Revenue Interest in and to the Asset as set forth on Exhibit B (for the avoidance of doubt and for illustrative purposes only, in the event that the stated NRI is .00014772, the actual NRI is .00014600, and the Allocated Value is $2,055.00 then the reduction in the Purchase Price would be as follows: 00014772 -.00014600/.00014722 = .01164365 x $2,055.00 = $23.93);

(iii)if such Title Defect is the type described in Section 4.02(b)(i)(C), then the reduction to the Purchase Price shall be equal to the lesser of (x) the amount necessary to remove the lien or encumbrance or (y) the Allocated Value of such Asset subject to such lien or encumbrance; or

(b)have Seller retain the entirety of the portion of the Asset subject to such Title Defect, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such portion of the Asset.

Section 4.05Special Warranty of Title.  The documents to be executed and delivered by Seller to Buyer, transferring title to the Assets as required hereby, including the Mineral Deed attached hereto as Exhibit D (the “Deed”) and the Assignment of Overriding Royalty Interest, the form for which is attached hereto as Exhibit E (the “Assignment”), shall include a special warranty limiting the warranty to matters arising by, through or under Seller only, but not otherwise.

Section 4.06Title Defect Disputes.  If there is a dispute regarding the validity of any asserted Title Defect or the amount of any Purchase Price reduction relating thereto, the Parties shall initiate dispute resolution under this Section 4.06 within twenty (20) days after the Delayed Closing Date. All dispute resolution proceedings under this Section 4.06 shall be conducted in Oklahoma City, Oklahoma, or such other location as the Parties shall mutually agree. The matter to be resolved shall be submitted to an experienced oil and gas title attorney practicing in the state of Texas (or, if a title attorney cannot be located in Texas, in the state of Oklahoma) selected by Seller and Buyer (the “Consultant”). If Seller and Buyer are unable to agree on a Consultant within five (5) business days after receipt of the initiating notice, Seller on the one hand and Buyer on the other hand will each select one Consultant and the two Consultants will appoint a third Consultant within fifteen (15) days after the second Consultant is appointed, and the three (3) Consultants so appointed will resolve such matter; provided that all Consultant(s) shall have at least ten (10) years of experience examining oil and gas title matters. No Consultant shall have worked as an employee or outside counsel for any Party or its affiliates or have any financial interest in any matter subject to the dispute. (“Affiliate” means, with respect to any Party, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Person” means any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority.) The Consultant(s) shall conduct a comprehensive review as soon as reasonably practicable after appointment of the Consultant (or the third Consultant, if applicable), and render a decision completely disposing of the dispute that is the subject of such comprehensive review as soon as reasonably practicable, but in no event later than fifteen (15) days after the final review. In making their determination, the Consultant(s) shall be bound by the terms of this Agreement and may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination. Additionally, any Consultant may consult with and engage disinterested third parties to advise him, including petroleum engineers. In deciding the substance of the dispute, the Consultant(s) shall refer to the substantive laws of the State of Texas for guidance (excluding Texas choice of law principles that might call for the application of the laws of another jurisdiction). The decision of the Consultant(s) shall (i) be in writing, (ii) state the reasoning for the decision, (iii) be conclusive and binding on Seller and Buyer and (iv) be enforceable against the Parties in any court of competent jurisdiction. Any amount owing by one Party as a result of such determination by the Consultant(s) will be paid by wire transfer of immediately available funds within five (5) business days after such determination for the account of the receiving Party.  The Consultant(s) must agree to keep strictly confidential the specifics and existence of the dispute, as well as all proprietary records of the Parties reviewed by the Consultant(s) in the process of resolving such dispute. The fees and expenses of the Consultant(s) shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The Consultant(s) shall act as experts for the limited purpose of determining the specific title dispute presented to them, shall not act as arbitrators, shall not consider, hear or decide any matters except the specific title disputes presented to them and shall not award damages, interest or penalties to either Party.

Section 4.07Action.  Buyer agrees, notwithstanding language to the contrary in this Agreement, including this Article IV, that Seller shall have six (6) months following the Initial Closing in which to complete or otherwise resolve the Title Defects that are the subject of the Action. If such Title Defects can be cured or resolved within said six-month period, Buyer agrees to close on the purchase of the acreage that is identified on the attached Exhibit A, as the acreage that is the subject of the Action. In such event, Buyer shall close ten (10) business days’ following notice that the Action has been resolved. If such Title Defects cannot be cured or resolved within said six-month period, Buyer, at its option, may elect to acquire all, but not less than all, of the subject acreage for an adjusted price based on the Allocated Value and reflective of such Title Defect. To the extent Buyer does not elect to acquire the subject acreage, Seller shall retain the subject acreage.

ARTICLE V.
Representations and Warranties of Seller

Each Seller, severally as to itself and its Assets and not jointly, represents and warrants to Buyer as of the Execution Date and as of each Closing Date, that:

Section 5.01Existence.  Seller is duly organized, validly existing and in good standing under the laws of the state of its formation and is qualified to do business in the State of Texas. Seller has full legal power, right and authority to carry out the transaction conducted and contemplated to be conducted.

Section 5.02Legal Power.  Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)any provisions of Seller’s governing documents;

(b)any preferential purchase rights or consents to assignment, any material agreement or instrument to which Seller is a party or by which Seller is bound except as identified on Schedule 5.09 attached hereto and incorporated herein by reference; or

(c)any judgment, order, ruling or decree applicable to Seller as a party in interest or any law, rule or regulation applicable to Seller.

Section 5.03Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

Section 5.04Broker’s Fees.  Seller has not incurred any liability, responsibility or expense, contingent or otherwise, for brokers’ or finders’ fees, or other similar forms of compensation, relating to the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby for which Buyer shall have any responsibility whatsoever.

Section 5.05Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the Knowledge (as defined in Section 5.14) of Seller, threatened against Seller or any Affiliate of Seller.

Section 5.06Suits.  Except as set forth on Schedule 5.06, there are no suits, actions, or proceedings pending, or to Seller’s Knowledge, threatened, against Seller or any of its Affiliates (a) with respect to the Assets or (b) that would materially impair or delay Seller’s ability to perform its obligations under this Agreement. There is no investigation, proceeding, charge or audit pending, or to Seller’s Knowledge threatened, before or by any Governmental Authority, mediator or arbitration panel with respect to Seller’s interest in the Assets.

Section 5.07Taxes.  All ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Mineral Interests or the production of oil and gas or other Minerals or the receipt of proceeds therefrom on the Assets that have become due and payable have been paid.

Section 5.08Environmental. Except as set forth in Schedule 5.08:

(a)there are no civil, criminal, or administrative actions or notices pending or threatened in writing under any Environmental Law, in each case, of which Seller has Knowledge, that are related to the Assets;

(b)Seller has no Knowledge of any agreements, consents, orders, decrees or judgments with any Governmental Authorities based on any prior violations of Environmental Laws, or any material liability thereunder, that relate to the future use of the Assets and that require any material future remediation; and

(c)Seller has no Knowledge that any of the Assets is the subject of any remediation, removal, clean-up, response action, enforcement action or order from any Governmental Authority regarding any actual or alleged presence or release of Hazardous Substances that has not been finally resolved.

As used in this Section 5.08, “Environmental Laws” means all applicable laws in effect as of the Execution Date relating to the prevention of pollution or the protection of the environment, including those laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include (a) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority, or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Law governing worker health or safety. As used in this Section 5.08, “Hazardous Substances” means any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or will, given extent levels, form the basis of remediation liability under, any Environmental Laws in effect as of the Execution Date and each Closing Date.

Section 5.09Consents; Preferential Rights.  Except as set forth on Schedule 5.09, (a) there are no consents required from any Governmental Authority as part of an ordinary course of transfer and no preferential purchase rights, consents, approvals or other action by, or filing with any Person or Governmental Authority required, in connection with the execution, delivery and performance by Seller of this Agreement, and (b) no Asset is subject to (or has related to it) any non-compete or area of mutual interest (“AMI”) agreements.

Section 5.10Mineral Interests; No Alienation.  There are no liens or other encumbrances that adversely affect the Seller’s ability to convey the Mineral Interests or that will not be released contemporaneously with the Closing.  Except as set forth on Schedule 5.10, within ninety (90) days of the Execution Date (or within ninety (90) days of the Closing), Seller has not sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, the personal property included in the Assets other than production sold in the ordinary course of Seller’s ownership of the Assets.

Section 5.11Material Contracts.  Seller is not and, to Seller’s Knowledge, no other party is, in material default under any Contract except as disclosed on Schedule 5.11(a). Schedule 5.11(b) sets forth all of the following Contracts included in the Assets or to which any of the Assets will be bound as of the Closing:  (i) any agreement with any Affiliate of Seller; (ii) any agreement or contract for the sale, exchange, or other disposition of hydrocarbons produced from or attributable to Seller’s interest in the Assets that is not cancelable without penalty or other material payment on not more than sixty (60) days’ prior written notice; (iii) any agreement of or binding upon Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the Effective Date, other than preferential rights to purchase, which are addressed in Section 5.09; (iv) joint operating agreements, area of mutual interest agreements and farmout and farm-in agreements; and (v) any Contract that can reasonably be expected to result in aggregate payments by, or revenues to, Seller of more than $50,000 during the current fiscal year or $100,000 in the aggregate over the term of such Contract. Except as set forth on Schedule 5.11(c), to Seller’s Knowledge, (i) all payments owing from Seller under the Contracts have been and are being made (timely, and before the same became delinquent) by Seller in all material respects, and (ii) such payments have been and are being made by third parties where the non-payment of same by a third party could have an adverse effect on the ownership, development, value or use of any of the Assets after the Effective Date.

Section 5.12Title to Assets. Except as set forth on Schedule 5.12, Seller has Defensible Title in all of the Assets. All such Assets are free and clear of encumbrances, except for the Existing Encumbrances.

Section 5.13Condemnation. To Seller’s Knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

Section 5.14Knowledge.  “Knowledge” shall mean the actual knowledge (without investigation) of the following persons: (a) with respect to Seller, Sanjit Bhattacharya,  and Clayton Deering; and (b) with respect to Buyer, Chad Stephens and Freda Webb.

ARTICLE VI.
Representations and Warranties of Buyer

Buyer represents and warrants to Seller, as of the Execution Date and as of the date of Closing, that:

Section 6.01Existence.  Buyer is duly organized, validly existing and in good standing under the laws of the state of its formation and is qualified to do business in the State of Texas. Buyer has full legal power, right and authority to carry out the transaction conducted and contemplated to be conducted.

Section 6.02Legal Power.  Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)any provisions of Buyer’s governing documents;

(b)any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(c)any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

Section 6.03Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite partnership or company action, as applicable, on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

Section 6.04Brokers.  Neither Buyer, nor any of its Affiliates, has incurred any liability, responsibility or expense, contingent or otherwise, for brokers’ or finders’ fees, or other similar forms of compensation, relating to the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby for which Seller shall have any responsibility whatsoever.

Section 6.05Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the Knowledge (as defined in Section 5.14) of Buyer, threatened against Buyer.

Section 6.06Suits. To Buyer’s Knowledge, there is no suit, action, claim, investigation or inquiry by any Person or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated herein.

Section 6.07Qualifications.  Buyer is either now or prior to Closing shall be, and after Closing shall continue to be, qualified with all applicable Governmental Authorities to own the Assets.

Section 6.08Investment.  Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order. Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities laws or the availability of an exemption from such registration.

ARTICLE VII.
Covenants

Section 7.01Administration of the Assets Prior to Closing.  From and after the Execution Date and until Closing, and subject to the provisions of applicable oil and gas or other Mineral leases and other agreements, Seller shall administer its interests in the Assets in a good and workmanlike manner consistent with its past practices and applicable law, and shall carry on its business with respect to such interest in the Assets in substantially the same manner as before execution of this Agreement; provided that Seller shall cease and desist from leasing activities relating to the Assets from the execution hereof until Closing or termination of this Agreement without the express written consent of Buyer. From and after the Execution Date and until Closing, Seller shall not, without Buyer’s written consent, (a) transfer, sell, mortgage, pledge or dispose of any of the Assets other than sales of hydrocarbons in the ordinary course of business, (b) amend, modify or terminate any Material Contract or enter into any Contract that would have been a Material Contract if it had been in effect on the Execution Date, or (c) agree, whether in writing or otherwise, to do any of the foregoing.

Section 7.02Amendment of Disclosure Schedules.

(a)From time to time up to the earlier of the Initial Closing Date or termination of this Agreement in accordance with the terms hereof, Seller shall, by written notice to

Buyer (each a “Schedule Supplement”), supplement or amend the Disclosure Schedules with respect to any matter discovered or first existing or occurring following the Execution Date which, if existing or known at the Execution Date or thereafter, would have been required to be set forth or described in such Disclosure Schedules.  Seller shall deliver any Schedule Supplement to Buyer as soon as reasonably practicable after the discovery by Seller of the occurrence of the matter giving rise to such disclosure. Upon delivery to Buyer of such Schedule Supplement, Seller shall also concurrently deliver to Buyer a written statement setting forth Seller’s reasonable good-faith estimate of the amount (if any) required to cure or correct (the “Cure Amount”) the matters disclosed on such Schedule Supplement (the “Schedule Supplement Matters”).

(b)If the Schedule Supplement Matters would cause any of the closing conditions in Article VIII not to be satisfied, then Buyer shall have the right to terminate this Agreement in accordance with Section 11.01(c).

(c)If the Schedule Supplement Matters would not result in the failure of any of the closing conditions in Article VIII to be satisfied and such Schedule Supplement Matters remain uncured by Seller as of the Initial Closing Date, Seller and Buyer by and through their respective Knowledge principals or their designated representatives shall use good-faith efforts to agree upon the Cure Amount for such Schedule Supplement Matters. If Seller and Buyer agree upon the Cure Amount for such Schedule Supplement Matters prior to Closing, the Purchase Price shall be reduced by such agreed-upon Cure Amount and such Schedule Supplement shall be deemed to have modified Seller’s representations and warranties for all purposes hereunder and Buyer shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article XII, with respect to any and all such Schedule Supplement Matters. If Seller and Buyer are unable to agree upon a Cure Amount for such Schedule Supplement Matters prior to Closing, the Purchase Price shall be reduced by the Cure Amount set forth in Seller’s statement, but Buyer shall, subject to any applicable cure period in favor of Seller, retain the right to seek indemnification pursuant to Article XII for any liabilities arising from such Schedule Supplement Matters in excess of the Cure Amount reflected as an adjustment to the Estimated Closing Payment.

(d)For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article IX have been fulfilled, the Disclosure Schedules attached to this Agreement shall include only that information contained therein on the Execution Date and shall exclude all information contained in any addition, supplement or amendment thereto. If the Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment in accordance with the first sentence of this Section 7.02, the content of which is material to the transactions contemplated herein, shall be subject to Buyer’s remedies under Section 12.03;  provided,  however, that in the event that such addition, supplement or amendment would have, individually or in the aggregate, resulted in a failure to satisfy the condition set forth in Section 9.01, then Buyer shall have the option to waive such condition and close or close and seek its remedies under Section 12.03.

Section 7.03Cooperation During Records Period.  From and after the Execution Date and until the three (3) year anniversary of the Delayed Closing Date (the “Records Period”), Seller shall, and shall cause its Affiliates and their respective officers, directors, managers, employees, agents and representatives to, provide reasonable cooperation to Buyer, its Affiliates and their agents and representatives in connection with Buyer’s or its Affiliates’ filings, if any, that are required by the Securities and Exchange Commission, under securities laws applicable to Buyer and its Affiliates (collectively, the “Filings”). During the Records Period, Seller agrees to make available to Buyer and its Affiliates and their agents and representatives any and all books, records, information and documents (other than the title files, which shall have been provided to Buyer pursuant to Section 1.02(f)) to the extent such books, records, information and documents are attributable to the Assets and in Seller’s or its Affiliates’ possession or control and accessible, on reasonable notice, to Seller’s and its Affiliates’ personnel during regular business hours, in each case as reasonably required by Buyer, its Affiliates and their agents and representatives in order to prepare, if required, in connection with the Filings, financial statements meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”) along with any documentation attributable to the Assets required to complete any audit associated with such financial statements, which records and information shall include, for the avoidance of doubt, lease operating statements for the lesser of the 24-month period prior to the Execution Date or the actual time periods in which Seller has owned the Assets. During the Records Period, Seller shall, and shall cause its Affiliates to, provide reasonable cooperation to the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with any audit by Buyer’s Auditor of any financial statements of Seller or its Affiliates insofar and only insofar as the Assets are concerned with respect to which Buyer or any of its Affiliates reasonably requires to comply with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, with respect to any Filings. During the Records Period, Seller and its Affiliates shall retain all books, records, information and documents relating to the Assets, to the extent in Seller’s possession or control, for the three (3) fiscal years prior to June 1, 2020 and the period from June 1, 2020 through the Delayed Closing Date.

ARTICLE VIII.
Conditions to Obligations of Seller

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to each Closing Date of each of the following conditions:

Section 8.01Representations.  The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date (provided that to the extent such representation or warranty is qualified by its terms by materiality, such qualification in its terms shall be inapplicable for purposes of this Section and the materiality qualification contained in this Section 8.01 shall apply in lieu thereof).

Section 8.02Performance.  Buyer shall have performed, in all material respects, all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 8.03Pending Matters.  No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE IX.
Conditions to Obligations of Buyer

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to each Closing Date of each of the following conditions:

Section 9.01Representations.  The representations and warranties of Seller herein contained shall be true and correct in all material respects on each Closing Date insofar as the Assets being acquired as of such Closing Date, as though made on and as of such date (provided that to the extent such representation or warranty is qualified by its terms by materiality, such qualification in its terms shall be inapplicable for purposes of this Section and the materiality qualification contained in this Section 9.01 shall apply in lieu thereof).

Section 9.02Performance.  Seller shall have performed, in all material respects, all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 9.03Pending Matters.  No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 9.04Price Adjustment Limitations.  The aggregate downward adjustments (if any) to the Purchase Price which result from the procedures set forth in Article IV do not exceed twenty percent (20%) of the Purchase Price exclusive of the acreage that is the subject of the Action.

Section 9.05Closing of the Offering. The Offering shall have closed, and Buyer shall have received the funds of the Offering.

ARTICLE X.
Closing

Section 10.01Time and Place of Closing.  If the conditions referred to in Articles VIII and IX of this Agreement have been satisfied or waived in writing and subject to any extensions pursuant to Section 10.02, the Parties shall close on the transactions contemplated hereby (the “Closing”). With respect to all Assets not subject to Title Defects, an Initial Closing shall occur on the first business day that is the last to occur of (i) forty-five (45) days after the Execution Date or (ii) October 8, 2020 (the “Initial Closing Date”). With respect to any and all remaining Assets (save and except for the Assets that are the subject of the Action), a delayed Closing shall occur on the first business day that is ninety (90) days after the Initial Closing Date (the “Delayed Closing Date” and the Initial Closing Date, each a “Closing Date” and, collectively, the “Closing Dates”). Each Closing will occur remotely by electronic exchange of documents and signatures at 12:30 p.m. Central Standard Time, or such other place and time as mutually agreed upon by the Parties. For avoidance of doubt, Closing under this Agreement is not subject to, or conditioned upon, any other agreement between the Parties, save and except for Section 9.05.

Section 10.02Extension.  The Closing Dates may be changed by mutual written agreement of the Parties.

Section 10.03Adjustments to Purchase Price at Closing.  At the Closing, the Purchase Price shall be adjusted as follows:

(a)upward or downward, as applicable, on account

of all Purchase Price adjustments for Title Defects determined in accordance with Article IV;

(b)upward or downward, as applicable, in accordance with Section 10.04(a);

(c)the credit for Shares shall be adjusted proportionately based upon the Purchase Price Adjustment (for example, if the Purchase Price Adjustments resulted in a 5% decrease in the Purchase Price, the credit for Shares would similarly be reduced by 5% to $237,500.00); and

(d)as may be provided in this Agreement or agreed upon by Buyer and Seller.

The adjustments described above are hereinafter referred to as the “Purchase Price Adjustments.”

Section 10.04Pre-Closing Allocations/Statement.

(a)Provided that the Closing occurs, appropriate adjustments shall be made between Buyer and Seller so that, subject to Article XII, Buyer will receive credit for any proceeds received by Seller for production after the Effective Date, and any other revenues arising out of the ownership or operation of the Assets, including any Assets ultimately retained by Sellers pursuant to Section 4.04(b), from and after the Effective Date, net of all applicable production, severance, and similar taxes.

(b)Not later than three (3) business days prior to the applicable Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Statement”) of the estimated Purchase Price payable at Closing inclusive of the purchase price credit for the Shares (the “Closing Amount”), calculated based upon the Purchase Price Adjustments provided in Section 10.03.

Section 10.05Transfer Taxes.  All sales, use, documentary, recording, stamp, transfer or similar taxes, assessments or fees incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.

Section 10.06Ad Valorem and Similar Taxes.  Seller shall assume responsibility for and pay ad valorem and similar taxes attributable to the periods of time prior to the Effective Date, and Buyer shall assume responsibility for and pay ad valorem and similar taxes attributable to the periods of time from and after the Effective Date.

Section 10.07Actions of Seller at Closing.  At the Closing, Seller shall:

(a)execute, acknowledge and deliver to Buyer a conveyance of the Assets substantially in the form of the Deed and the Assignment, and such other conveyances, assignments, transfers, bills of sale and other instruments (in form and substance mutually agreed upon by Buyer and Seller) as may be necessary or desirable to convey the Assets to Buyer;

(b)deliver to Buyer possession of the Assets;

(c)execute and deliver to Buyer an affidavit attesting to Seller’s non‑foreign status;

(d)deliver a release of all mortgage liens, security interests and financing statements, in each case securing indebtedness for borrowed money by Seller or its Affiliates that encumber the Assets; and

(e)execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Section 10.08Actions of Buyer at Closing

.  At the Closing, Buyer shall:

(a)deliver to Seller the Closing Amount attributable to Assets conveyed by Seller at such Closing by means of a completed federal funds transfer of same day funds to such bank accounts as may be designated in writing by Seller;

(b)deliver to Seller the Shares, subject to the same terms and conditions of the other subscribers for the Offering;

(c)take possession of the Assets and accept delivery of the transfer documents contemplated herein; and

(d)execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Section 10.09Further Cooperation.  After the applicable Closing Date, each Party at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets to be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets to be made by the proper Party hereunder. Additionally, after the applicable Closing Date, each Party at the request of the other shall provide reasonable access to records and files related to the Assets to the extent related to the period of ownership of Assets by the Party seeking such access. From and after the applicable Closing Date, Seller shall pay to Buyer all proceeds attributable to the Assets received by Seller, and Seller shall promptly forward to Buyer any statements, written communications, and notices related to the Assets, or production proceeds therefrom, received by Seller.

Section 10.10Documents.  If the Closing occurs, within five (5) business days thereafter, Seller shall deliver to Buyer copies of all originals of all land, title, contract and division of interest files, plat books and all other pertinent files of Seller relating to the Assets.

Section 10.11Section 1031 Exchange.  Seller and/or Buyer may close the transactions that is/are contemplated in this Agreement, as part of a like-kind exchange of real property interests under Section 1031 of the Internal Revenue Code of 1986, as amended, and applicable rules and regulations. The exchanging party shall bear all costs of its exchange. The other party shall cooperate with the exchanging party and do all things reasonably required and requested by the exchanging party (provided that such actions do not increase the other party’s obligations or liabilities under this Agreement) to effect and facilitate such an exchange. The exchanging party shall and does hereby indemnify, defend and hold the other party harmless for and from all liabilities arising as a result of the exchange that would not have arisen had the exchanging party not closed the transaction(s) as part of a like-kind exchange. Anything in this Section 10.11 to the contrary notwithstanding: (a) no party makes any representation or warranty to the other as to the effectiveness or tax impact of any proposed exchange; (b) in no event shall any party be required to take title to any exchange or replacement property; (c) in no event shall completion of any such exchange be a cause or excuse for any delay in either the Initial Closing or the Delayed Closing; and (d) no party shall be required to incur any costs or expenses or incur any additional liabilities or obligations in order to accommodate any exchange requested by the other party or any exchange intermediary or facilitator.

ARTICLE XI.
Termination

Section 11.01Right of Termination.  This Agreement may be terminated at any time at or prior to Closing:

(a)by mutual written consent of the Parties;

(b)by Seller if the conditions set forth in Article VIII have not been satisfied by Buyer or waived by Seller in writing by the applicable Closing Date;

(c)by Buyer if the conditions set forth in Article IX have not been satisfied by Seller or waived by Buyer in writing by the applicable Closing Date;

(d)by Buyer if the Offering has not closed or Buyer has not received the funds from the Offering as of the Initial Closing Date, as may be extended by agreement;

(e)by Buyer or Seller if the Initial Closing has not occurred on or before ninety (90) days from the Execution Date, unless otherwise agreed, provided that the Party seeking termination is not in default under this Agreement; and

(f)by Buyer or Seller if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein; and

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) above if such Party is, at such time, in material breach of any provision of this Agreement.

Section 11.02Effect of Termination.  In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, this Agreement shall terminate and no Party shall have any further rights or obligations under this Agreement except for the provisions of Section 14.02 with respect to expenses; provided however, that nothing herein shall relieve any Party from any liability for any breach hereof or any liability that has accrued prior to the date of such termination.

Section 11.03Attorney Fees.  If Seller or Buyer resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all reasonable costs incurred by such Party, including attorney’s fees, in addition to any other relief to which such Party may be entitled. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive any consequential, incidental, special, treble, exemplary or punitive damages, REGARDLESS OF FORESEEABILITY OR WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (IN ANY DEGREE) OR STRICT LIABILITY OF THE OTHER PARTY.

ARTICLE XII.
Assumption and Indemnification

Section 12.01Assumption.  From and after the Closing, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof, to the extent, and only to the extent, attributable to periods after the Effective Date, including, without limitation, those arising out of (a) the terms of the Contracts constituting part of the Assets, (b) ad valorem, property, severance and other similar taxes or assessments based upon or measured by the ownership of the Assets or the production therefrom, and (c) the condition of the Mineral Interests on and after, but not before, the Effective Date, (the “Assumed Obligations”).

Section 12.02Indemnification by Buyer.  From and after the Closing, Buyer shall release, defend, indemnify and hold harmless Seller and its partners, shareholders, officers, directors, employees, agents, representatives, affiliates, subsidiaries, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all claims, liabilities, losses, damages, causes of actions, costs and expenses (including, without limitation, involving theories of negligence or strict liability and including court costs and attorneys’ fees) (“Losses”) as a result of, arising out of, or related to the material breach of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement, or as a result of, arising out of, or relating to the Assumed Obligations, REGARDLESS OF FORESEEABILITY OR WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (IN ANY DEGREE, ACTIVE OR PASSIVE) OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES.

Section 12.03Indemnification by Seller.  Subject to the provisions of Section 13.01 and Section 12.04, from and after the Closing, Seller shall release, defend, indemnify and hold harmless Buyer and its partners, shareholders, officers, directors, employees, agents, representatives, affiliates, subsidiaries, successors and assigns (collectively, the “Buyer Indemnitees”) from and against any and all Losses as a result of, arising out of, or related to (a) the material breach of any of the representations and warranties contained in this Agreement, (b) the breach of any covenants or agreements of Seller contained in this Agreement, (c) all duties, obligations, and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof prior to the Effective Date, to the extent the same are not Assumed Obligations, and (d) all taxes that are the responsibility of Seller under this Agreement (including without limitation, any taxes for which Seller is responsible pursuant to Section 10.07), in any case, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (IN ANY DEGREE, ACTIVE OR PASSIVE) OR STRICT

LIABILITY OF ANY OF THE BUYER INDEMNITEES. Provided, however, this Section 12.03 shall not apply to Buyer’s remedies for Title Defects; Article IV and the special warranty of title contained in the Deed shall be deemed to contain Buyer’s sole and exclusive remedies for Title Defects.

Section 12.04Limitations on Liabilities of Seller.  Notwithstanding anything to the contrary in this Agreement, the liability of Seller under Section 12.03(a) of this Agreement (except with respect to breaches the representations and warranties set forth in Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.06 and 5.07) shall be limited as follows:

(a)Seller shall not be liable to Buyer until Buyer has suffered resulting Losses in an aggregate amount in excess of five percent (5%) of the Purchase Price, after which time Seller will be obligated to Buyer for all Losses.

Section 12.05Exclusive Remedy.  IF A CLOSING OCCURS, THE INDEMNITY OBLIGATIONS SET FORTH IN SECTION 12.02 AND SECTION 12.03 SHALL BE THE EXCLUSIVE REMEDIES OF EACH PARTY AGAINST THE OTHER PARTY WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING BREACHES OF THE REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS OF THE PARTIES CONTAINED IN THIS AGREEMENT OR IN ANY DOCUMENT OR CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT. EXCEPT FOR (I) THE REMEDIES CONTAINED IN THIS ARTICLE XII FOR BREACHES OF THE REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS OF THE PARTIES CONTAINED IN THIS AGREEMENT, AND (II) ANY REMEDIES AVAILABLE TO ENFORCE THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE DEED DELIVERED AT A CLOSING, EACH PARTY HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE (AND SHALL CAUSE ITS AFFILIATES TO RELEASE, WAIVE, DISCHARGE AND COVENANT NOT TO SUE) WITH RESPECT TO ANY CLAIMS NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, INCLUDING CLAIMS UNDER STATE OR FEDERAL SECURITIES LAWS AND CLAIMS AVAILABLE AT COMMON LAW, IN EQUITY OR BY STATUTE.

ARTICLE XIII.
Limitations on Representations and Warranties

Section 13.01Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement, and the special warranty of title contained in the Deed and the Assignment to be delivered at Closing, are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND FURTHER INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION AND WARRANTIES RELATING TO (A) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, GEOLOGY, ENGINEERING, DECLINE RATES OR THE QUALITY, QUANTITY OR VOLUME OF THE

RESERVES OF OIL AND GAS OR OTHER MINERALS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (B) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, AND (C) THE ENVIRONMENTAL CONDITION OF THE ASSETS, EXCEPT AS SET FORTH IN SECTION 5.08. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 13.02Survival.  The indemnity obligations contained in Sections 10.10, 12.02 and 12.03 shall survive for three (3) years after the Closing; provided, that the indemnity obligations contained in Section 12.03 with respect to any material breach of Seller’s representations and warranties contained in Sections 5.01, 5.02, 5.03, 5.04, 5.05 and 5.07 shall survive for the period of the applicable statute of limitations with respect to such representations and warranties. Except as otherwise stated herein, all other representations, warranties, including the special warranty of title, covenants and obligations of the Parties under this Agreement shall survive for two years from the Closing.

Section 13.03Casualty Loss.

(a)Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets through normal depletion (including losses with respect to the depletion of oil and gas and other Minerals, watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b)If, after the Execution Date but prior to the applicable Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), then (x) Seller, at Closing, shall (i) pay to Buyer all sums actually paid to Seller by third parties by reason of such Casualty Loss insofar as with respect to the Assets and (ii) assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties (excluding any liabilities, other than insurance claims, of or against any Seller Indemnitee) arising out of such Casualty Loss insofar as with respect to the Assets, provided, however, that Buyer shall purchase the affected Assets at Closing notwithstanding such Casualty Loss, and (y) the Purchase Price shall be adjusted downward to the extent, if any, of any uninsured portion of such Casualty Loss (with such adjustments being only the portion in excess of such threshold); provided, however, Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against third parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss and/or pursuing or asserting any such insurance claims or other rights against third parties with respect to any such Casualty Loss. For avoidance of doubt, nothing in this Section 13.03 shall be construed as imposing any obligation on the part of Seller to provide or maintain insurance coverage on any of the Assets.

ARTICLE XIV.
Miscellaneous

Section 14.01Names.  As soon as reasonably possible after the Closing, Buyer shall make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the Assets, in a name other than any name of Seller or any of its Affiliates, or any variations thereof.

Section 14.02Expenses.  Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 14.03Independent Investigation.  Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of those in the same or similar business as Seller and that it has had access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on its own independent due diligence investigation of the Assets and the title thereto and upon the representations and warranties made in Article V, and not on any other representations or warranties of Seller.

Section 14.04Entire Agreement.  This Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties hereto and specifically referencing this Agreement.

Section 14.05Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.06Publicity; Confidentiality.   Seller and Buyer shall consult with each other with regard to all publicity and other releases concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any Governmental Authority or stock exchange, neither Party shall issue any such publicity or other release without the prior written consent of the other Party hereto. From and after the Execution Date, Buyer and Seller shall hold in strict confidence all aspects of the transactions contemplated by this Agreement, and from and after the Execution Date until the Closing, Buyer and Seller shall hold in strict confidence and all proprietary information and data concerning the Assets and obtained in connection with the transactions contemplated by this Agreement (other than information and data that becomes generally available to the public other than through disclosure by a party or its partners, members, officers, managers, advisors, employees or representatives). Without the prior written consent of the other Party, neither Buyer nor Seller shall disclose any such information to anyone other than to its and its Affiliates’ partners, officers, managers, employees and representatives; provided, however, the foregoing shall not restrict disclosures in order to comply with applicable securities or other laws, to comply with demands or requests from regulatory authorities, or to comply with existing loan or other agreements binding upon such party.

Section 14.07Construction.  The captions in this Agreement and headers of the exhibits attached hereto are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship. To the extent of any irreconcilable conflict between the terms of this Agreement and any of the documents contemplated herein, this Agreement shall control.

Section 14.08No Third-Party Beneficiaries.  Except as provided in Article XIII, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third-party beneficiary contract.

Section 14.09Assignment.  Neither Party may assign any of its rights, liabilities, covenants, or obligations under this Agreement without the prior written consent of the other Party (such consent may not be unreasonably withheld); provided that Buyer (without the consent of Seller) may assign all or part of its rights under this Agreement (including its rights to receive the Assets) to one or more Affiliates, and (a) any assignment (other than an assignment by Buyer to an Affiliate) made without such consent shall be void, and (b) in the event of such consent (or an assignment by Buyer to an Affiliate), such assignment shall not relieve such assigning Party of any of its obligations under this Agreement without the prior written consent of the other Party. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives. Except unless expressly agreed to by the other Party, the assignment of rights and duties under this Agreement shall not relieve a party of any of its obligations required hereunder.

Section 14.10Governing Law; Jurisdiction; Waiver of Jury Trial.  Except for title matters with are submitted to dispute resolution under Section 4.06, any disputes arising from or related to the transactions contemplated by this Agreement shall be governed by the terms of this Section 14.10. This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Oklahoma, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction. THE VENUE FOR ANY ACTION BROUGHT UNDER THIS AGREEMENT SHALL BE OKLAHOMA COUNTY, OKLAHOMA. EACH PARTY CONSENTS TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN THE UNITED STATES FEDERAL COURTS LOCATED WITHIN OKLAHOMA COUNTY, OKLAHOMA (OR, IF JURISDICTION IS NOT AVAILABLE IN THE UNITED STATES FEDERAL COURTS, TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN THE STATE COURTS LOCATED IN OKLAHOMA COUNTY, OKLAHOMA) WITH RESPECT TO ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT, AND EACH OF THE PARTIES AGREES THAT ANY ACTION INSTITUTED BY IT AGAINST THE OTHER WITH RESPECT TO ANY SUCH DISPUTE, CONTROVERSY OR CLAIM WILL BE INSTITUTED EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF OKLAHOMA. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY

AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. IN ADDITION, EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION IN THE RESPECTIVE JURISDICTIONS REFERENCED IN THIS SECTION.

Section 14.11Process and Responsibility.  Seller shall be responsible for preparing all conveyances, letters-in-lieu, exhibits and any other documents necessary to effectuate the purposes of this Agreement. Buyer shall be responsible for recording documents executed in connection herewith and any applicable fees. The Parties expressly agree and acknowledge that each of the Parties is sophisticated in the oil and gas business and each was represented in this transaction by independent legal counsel, and, therefore, the agreements and other instruments executed in connection herewith shall be construed without regard to which party drafted same.  Seller shall cooperate with Buyer in the preparation of the instruments deemed necessary to accomplish the purposes of this Agreement.

Section 14.12Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, facsimile, or email transmission of a PDF to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.

Buyer:

Panhandle Oil & Gas Inc.

5400 North Grand Boulevard, Suite 300

Oklahoma City, Oklahoma 73112

Attention:  Ralph D’Amico

Email: radamico@panhandleoilandgas.com

With a copy to:

Baker & Hostetler LLP

811 Main Street, Suite 1100

Houston, Texas 77002

Attention: Mark L. Jones

Email: mjones@bakerlaw.com

Telephone: (713) 646-1395

Seller:

c/o Red Stone Resources, LLC

8000 Warren Parkway

Building 3, Suite 300

Frisco, Texas 75034

Attention:  Sanjit Bhattacharya

Email: sb@redstoneresourcesllc.com

With a copy to:

Doerner, Saunders, Daniel & Anderson, LLP

210 Park Avenue, Suite 1200

Oklahoma City, Oklahoma 73102-5603

Attention:  D. Benham Kirk

Email:  dbkirk@dsda.com

Telephone: (405) 319-3506

Either Party may, by written notice so delivered, change its address for notice purposes hereunder.

Section 14.13Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.14Time of the Essence.  Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 14.15Counterpart Execution; and Acceptance. This Agreement may be executed in any number of counterparts, each of which for all purposes is to be deemed an original, and all of which shall constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes.

Section 14.16Limitation on Damages.  Notwithstanding anything to the contrary contained herein, none of Buyer, Seller or any of their respective Affiliates OR INDEMNITEES shall be entitled to either punitive, SPECIAL, INDIRECT or consequential damages in connection with this Agreement and the transactions contemplated hereby and each of Buyer and Seller, for itself and on behalf of its Affiliates AND INDEMNITEES, hereby expressly waives any right to punitive, SPECIAL, INDIRECT or consequential damages in connection with this Agreement and the transactions contemplated hereby, except to the extent an Indemnified Party is required to pay punitive, SPECIAL, INDIRECT or consequential damages to a third PERSON that is not an Indemnified Party.

[Signature pages follow]

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the Execution Date.

SELLER:

RED STONE RESOURCES, LLC,

an Oklahoma limited liability company,

for itself and as successor-in-interest by merger to Macedonia Minerals, LLC,

a former Texas limited liability company

By: /s/ Sanjit Bhattacharya_________

Name: Sanjit Bhattacharya

Title:   President

-and-

RED STONE OPERATING, LLC,

an Oklahoma limited liability company

By: /s/ Sanjit Bhattacharya_________

Name: Sanjit Bhattacharya

Title:   President

[Signature Page to Agreement for Purchase and Sale – Texas Assets]

BUYER

PANHANDLE OIL & GAS, INC.,

an Oklahoma corporation

By: /s/ Chad L. Stephens _________

Name: Chad L. Stephens

Title:   Chief Executive Officer

[Signature Page to Agreement for Purchase and Sale – Texas Assets]